Callaway Golf Company Announces Record Net Sales And Earnings For The First Quarter Of 2018 And Significantly Increases Full Year Financial Guidance

- First quarter 2018 net sales of $403 million, a $94 million (31%) increase compared to the first quarter of 2017.

- First quarter earnings per share of $0.65, a $0.38 per share (141%) increase compared to the first quarter of 2017.

- Full year 2018 net sales guidance increased to $1,170 - $1,185 million, compared to prior guidance of $1,115 - $1,135 million.

- Full year 2018 earnings per share guidance increased to $0.77 - $0.82, compared to prior guidance of $0.64 - $0.70.

CARLSBAD, Calif., April 26, 2018 /PRNewswire/ -- Callaway Golf Company (NYSE:ELY) announced today record sales and earnings for the first quarter of 2018 and significantly increased its full year 2018 sales and earnings guidance.

In the first quarter of 2018, as compared to the same period in 2017, the Company's net sales increased $94 million (31%) to $403 million, and earnings per share increased $0.38 to $0.65. These record financial results were driven by increased sales in all operating segments, all major product categories and all major regions. For the first quarter of 2018, compared to the first quarter of 2017, net sales increased as follows:

Woods	+ 19.7%	U.S.	+ 31.9%
Irons	+ 61.3%	Europe	+ 14.8%
Putters	+ 23.8%	Japan	+ 49.0%
Golf Balls	+ 13.9%	Rest of Asia	+ 35.0%
Gear & Other	+ 35.3%	Other	+ 7.5%

As a result of this better than expected first quarter, the Company increased its full year 2018 sales guidance to $1,170 million - $1,185 million as compared to its prior guidance of $1,115 million - $1,135 million. The Company also increased its full year 2018 GAAP earnings per share guidance to $0.77 - $0.82 compared to prior guidance of $0.64 - $0.70.

"It has been a strong start to 2018," commented Chip Brewer, President and Chief Executive Officer of Callaway Golf Company. "Sales across our entire product line, including the Rogue line of woods and irons as well as the new Chrome Soft golf balls, are off to a strong start and we also benefitted from improved foreign exchange rates and market conditions. As a result, our EBITDA increased 95% during the first quarter. Business around the globe remains strong with all major regions reporting significant sales growth and our new businesses are performing at or above plan. While I am mindful that the first quarter generally represents the initial sell-in for the new golf season, I am pleased overall with how our business is performing and am cautiously optimistic for the balance of the year."

GAAP and Non-GAAP Results

In addition to the Company's results prepared in accordance with GAAP, the Company provided information on a non-GAAP basis. The purpose of this non-GAAP presentation is to provide additional information to investors regarding the underlying performance of the Company's business without non-recurring items. This non-GAAP information presents the Company's financial results for the first quarter of 2017 excluding the non-recurring transaction and transition expenses related to the OGIO acquisition. The manner in which this non-GAAP information is derived is discussed in more detail toward the end of this release, and the Company has provided in the tables to this release a reconciliation of the non-GAAP information to the most directly comparable GAAP information.

Summary of First Quarter 2018 Financial Results

The Company announced the following GAAP and non-GAAP financial results for the first quarter of 2018 (in millions, except EPS):

2018 RESULTS (GAAP)					NON-GAAP PRESENTATION
	Q1 2018	Q1 2017	Change		Q1 2018 GAAP	Q1 2017 non-GAAP	Change
Net Sales	$403	$309	$94		$403	$309	$94
Gross Profit/ % of Sales	$200 49.7%	$148 47.8%	$52 190 b.p.		$200 49.7%	$148 47.8%	$52 190 b.p.
Operating Expenses	$114	$104	$10		$114	$100	$14
Pre-Tax Income	$80	$39	$41		$80	$43	$37
Income Tax Provision	$17	$13	$4		$17	$15	$2
Net Income	$63	$26	$37		$63	$28	$35
EPS	$0.65	$0.27	$0.38		$0.65	$0.30	$0.35

			Q1 2018	Q1 2017	Change
		EBITDA	$86	$44	$42

For the first quarter of 2018, the Company's net sales increased $94 million (31%) to $403 million, compared to $309 million for the same period in 2017. Net sales increased in all operating segments, in all regions and across all major product categories. The increase in net sales is attributable to the strength of the Company's 2018 product line and continued brand momentum, to an $11 million favorable impact resulting from changes in foreign currency rates, an increase in product launches during the first quarter of 2018 versus 2017, and improved market conditions. In addition, first quarter net sales of gear and accessories increased significantly as a result of the Company's acquisition of TravisMathew in the third quarter of 2017.

For the first quarter of 2018, the Company's gross margin increased 190 basis points to 49.7% compared to 47.8% for the first quarter of 2017. This increase reflects an overall increase in average selling prices, the addition of the TravisMathew business, which is accretive to gross margins, and the net favorable impact of changes in foreign currency rates.

Operating expenses increased $10 million to $114 million in the first quarter of 2018 compared to $104 million for the same period in 2017. This increase is primarily due to the addition in 2018 of operating expenses from the TravisMathew business as well as some variable expenses associated with higher core business net sales.

First quarter 2018 earnings per share increased $0.38 (141%) to $0.65, which is a record first quarter for the Company, compared to $0.27 for the first quarter of 2017. On a non-GAAP basis, 2017 first quarter earnings per share was $0.30, which excludes $0.03 per share related to the impact of the non-recurring OGIO transaction and transition expenses. The increased earnings in 2018 reflect the increased sales in the core business, the addition of the TravisMathew business, improved gross margins and a lower tax rate due to the tax reform in 2017.

Business Outlook for 2018

Basis for 2017 Non-GAAP Results. In order to make the 2018 guidance more comparable to 2017, as discussed above, the Company has presented 2017 results on a non-GAAP basis by excluding from 2017 the non-recurring expenses related to the OGIO and TravisMathew acquisitions ($0.07 per share for the full year and $0.01 for the second quarter). Furthermore, the Company excluded from full year 2017 earnings per share certain non-cash, non-recurring tax adjustments ($0.04 per share).

Full Year 2018

Given the Company's financial performance during the first quarter of 2018, the Company is increasing its full year 2018 financial guidance as follows:

	Revised 2018 GAAP Estimate	Previous 2018 GAAP Estimate	2017 Non-GAAP Results
Net Sales	$1,170 - $1,185 million	$1,115 - $1,135 million	$1,049 million
Gross Margins	47.0%	46.5%	46.0%
Operating Expenses	$444 million	$426 million	$393 million
Earnings Per Share	$0.77 - $0.82	$0.64 - $0.70	$0.53

The Company's revised 2018 net sales estimate of $1,170 million - $1,185 million represents an increase of $50 - 55 million over its prior estimate. This would result in net sales growth of 12% -13% in 2018 compared to 2017. The estimated incremental sales growth versus previous estimates is expected to be driven by further increases in the core business (currently estimated at 4-6% full year sales growth compared to 2017, on a currency neutral basis), foreign currency exchange rate impacts and increases in the TravisMathew business. The increases in core business are expected to be driven by the Rogue line of woods and irons, the new Chrome Soft golf balls, including continued success of the Truvis golf balls, and healthier market conditions. In addition, the Company is currently estimating that year-over-year changes in foreign currency exchange rates will have a more positive impact than originally estimated. As a result of an overall strengthening of foreign currencies during the first quarter, the Company currently estimates that changes in foreign currency rates will positively impact 2018 full year net sales by approximately $19 million.

The Company currently estimates that its 2018 gross margin will improve 50 basis points from the prior estimate. This increase is expected to be driven by foreign currency exchange and the increase in the core business sales.

The Company estimates that its 2018 operating expenses will increase $18 million compared to prior estimates. This increase in operating expenses reflects increased variable costs related to higher sales and performance, the impact of changes in foreign currency exchange rates, as well as targeted investments in the core business.

The Company increased its GAAP earnings per share guidance to $0.77 - $0.82 primarily due to the projected increase in net sales, an overall strengthening of foreign currencies, improved gross margins and a lower estimated tax rate. The Company's 2018 earnings per share estimates currently assume a tax rate of approximately 23% and a base of 97 million shares.

The cadence of the Company's golf equipment launches in 2018 is skewed toward the first half of the year compared to 2017. As a result, all of the Company's projected sales and earnings growth for 2018 is expected to occur during the first half of the year. Consistent with the Company's expectations at the start of the year, the second half of the year is planned to decrease compared to the same period in 2017. The Company's full year guidance includes this projected second half decrease.

Second Quarter 2018

The Company currently estimates the following results for the second quarter of 2018 compared to 2017 non-GAAP results:

	Q2 2018 GAAP Estimate	Q2 2017 Non-GAAP Results
Net Sales	$365 - $375 million	$305 million
Earnings Per Share	$0.44 - $0.48	$0.34

The Company expects sales growth of 20% - 23% in the second quarter of 2018 compared to the same period in 2017. This projected sales growth reflects anticipated growth in the core business, the addition of the TravisMathew business and an overall strengthening of foreign currencies. Changes in foreign currency exchange rates are estimated to positively impact net sales by approximately $5 million in the second quarter of 2018 compared to the same period in 2017.

The Company's GAAP earnings per share for the second quarter of 2018 is estimated to increase to $0.44 - $0.48 compared to $0.34 of non-GAAP earnings per share for the second quarter of 2017. GAAP earnings per share for the second quarter of 2017 was $0.33. This projected increase is due to higher core business sales, the impact of the TravisMathew business and favorable foreign currency exchange rates. The Company's 2018 second quarter earnings per share estimates assume approximately 97 million shares, which is consistent with the second quarter of 2017.

Conference Call and Webcast

The Company will be holding a conference call at 2:00 p.m. PDT today to discuss the Company's financial results, outlook and business. The call will be broadcast live over the Internet and can be accessed at http://ir.callawaygolf.com/. To listen to the call, and to access the Company's presentation materials, please go to the website at least 15 minutes before the call to register and for instructions on how to access the broadcast. A replay of the conference call will be available approximately three hours after the call ends, and will remain available through 9:00 p.m. PDT on Thursday, May 10, 2018. The replay may be accessed through the Internet at http://ir.callawaygolf.com/.

Non-GAAP Information

The GAAP results contained in this press release and the financial statement schedules attached to this press release have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). To supplement the GAAP results, the Company has provided certain non-GAAP financial information as follows:

Constant Currency Basis. The Company provided certain information regarding the Company's financial results or projected financial results on a "constant currency basis." This information estimates the impact of changes in foreign currency rates on the translation of the Company's current or projected future period financial results as compared to the applicable comparable period. This impact is derived by taking the current or projected local currency results and translating them into U.S. Dollars based upon the foreign currency exchange rates for the applicable comparable period. It does not include any other effect of changes in foreign currency rates on the Company's results or business.

Adjusted EBITDA. The Company provides information about its results excluding interest, taxes, depreciation and amortization expenses, as well as non-recurring OGIO and TravisMathew transaction-related expenses and the second quarter 2016 gain realized from the sale of a small portion of the Company's Topgolf investment.

Other Adjustments. The Company presents certain of its financial results (i) excluding the 2017 non-recurring OGIO and TravisMathew transaction-related expenses and (ii) excluding the 2017 non-cash, non-recurring tax adjustments.

In addition, the Company has included in the schedules to this release a reconciliation of certain non-GAAP information to the most directly comparable GAAP information. The non-GAAP information presented in this release and related schedules should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP. The non-GAAP information may also be inconsistent with the manner in which similar measures are derived or used by other companies. Management uses such non-GAAP information for financial and operational decision-making purposes and as a means to evaluate period-over-period comparisons and in forecasting the Company's business going forward. Management believes that the presentation of such non-GAAP information, when considered in conjunction with the most directly comparable GAAP information, provides additional useful comparative information for investors in their assessment of the underlying performance of the Company's business without regard to these items. The Company has provided reconciling information in the attached schedules.

Forward-Looking Statements

Statements used in this press release that relate to future plans, events, financial results, performance or prospects, including statements relating to the Company's estimated 2018 sales, gross margins, operating expenses, and earnings per share (or related tax rate and share count), future industry or market conditions, and the assumed benefits to be derived from investments in the Company's core business or the OGIO and TravisMathew acquisitions, are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. These statements are based upon current information and expectations. Accurately estimating the forward-looking statements is based upon various risks and unknowns, including unanticipated delays, difficulties or increased costs in integrating the acquired OGIO and TravisMathew businesses or implementing the Company's growth strategy generally; any changes in U.S. trade, tax or other policies, including impacts of the 2017 Tax Cuts and Jobs Act or restrictions on imports or an increase in import tariffs; consumer acceptance of and demand for the Company's products; the level of promotional activity in the marketplace; unfavorable weather conditions; future consumer discretionary purchasing activity, which can be significantly adversely affected by unfavorable economic or market conditions; future retailer purchasing activity, which can be significantly negatively affected by adverse industry conditions and overall retail inventory levels; and future changes in foreign currency exchange rates and the degree of effectiveness of the Company's hedging programs. Actual results may differ materially from those estimated or anticipated as a result of these risks and unknowns or other risks and uncertainties, including continued compliance with the terms of the Company's credit facilities; delays, difficulties or increased costs in the supply of components or commodities needed to manufacture the Company's products or in manufacturing the Company's products; the ability to secure professional tour player endorsements at reasonable costs; any rule changes or other actions taken by the USGA or other golf association that could have an adverse impact upon demand or supply of the Company's products; a decrease in participation levels in golf; and the effect of terrorist activity, armed conflict, natural disasters or pandemic diseases on the economy generally, on the level of demand for the Company's products or on the Company's ability to manage its supply and delivery logistics in such an environment. For additional information concerning these and other risks and uncertainties that could affect these statements, the golf industry, and the Company's business, see the Company's Annual Report on Form 10-K for the year ended December 31, 2017 as well as other risks and uncertainties detailed from time to time in the Company's reports on Forms 10-K, 10-Q and 8-K subsequently filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Callaway Golf
Through an unwavering commitment to innovation, Callaway Golf Company (NYSE:ELY) creates products designed to make every golfer a better golfer. Callaway Golf Company manufactures and sells golf clubs and golf balls, and sells bags, accessories and apparel in the golf and lifestyle categories, under the Callaway Golf®, Odyssey®, OGIO and TravisMathew brands worldwide. For more information please visit www.callawaygolf.com, www.odysseygolf.com, www.OGIO.com, and www.travismathew.com.

Contacts:	Brian Lynch
Patrick Burke
(760) 931-1771

CALLAWAY GOLF COMPANY
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited)
(In thousands)

	March 31, 2018	December 31, 2017
ASSETS

Current assets:
Cash and cash equivalents	$38,718	$85,674
Accounts receivable, net	265,240	94,725
Inventories	262,290	262,486
Other current assets	29,644	23,099
Total current assets	595,892	465,984

Property, plant and equipment, net	72,881	70,227
Intangible assets, net	282,185	282,187
Deferred taxes, net	82,698	91,398
Investment in golf-related ventures	70,777	70,495
Other assets	11,115	10,866
Total assets	$1,115,548	$991,157

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$181,779	$176,127
Accrued employee compensation and benefits	27,578	40,173
Asset-based credit facilities	178,523	87,755
Accrued warranty expense	7,311	6,657
Other current liabilities	2,378	2,367
Income tax liability	3,905	1,295
Total current liabilities	401,474	314,374

Long-term liabilities	17,563	17,408
Total Callaway Golf Company shareholders' equity	686,302	649,631
Non-controlling interest in consolidated entity	10,209	9,744
Total liabilities and shareholders' equity	$1,115,548	$991,157

CALLAWAY GOLF COMPANY
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,
	2018	2017
Net sales	$403,191	$308,927
Cost of sales	202,729	161,212
Gross profit	200,462	147,715
Operating expenses:
Selling	82,960	71,762
General and administrative	21,894	22,864
Research and development	9,624	8,882
Total operating expenses	114,478	103,508
Income from operations	85,984	44,207
Other expense, net	(6,034)	(5,121)
Income before income taxes	79,950	39,086
Income tax provision	17,219	13,206
Net income	62,731	25,880
Less: Net income (loss) attributable to non-controlling interest	(124)	191
Net income attributable to Callaway Golf Company	$62,855	$25,689

Earnings per common share:
Basic	$0.66	$0.27
Diluted	$0.65	$0.27
Weighted-average common shares outstanding:
Basic	94,975	94,070
Diluted	97,038	95,948

CALLAWAY GOLF COMPANY
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOW
(Unaudited)
(In thousands)

	Three Months Ended March 31,
	2018	2017
Cash flows from operating activities:
Net income	$62,731	$25,880
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	4,737	4,319
Deferred taxes, net	14,035	15,630
Non-cash share-based compensation	2,999	3,218
Gain on disposal of long-lived assets	(3)	(34)
Unrealized losses on foreign currency hedges	2,060	3,111
Changes in assets and liabilities	(195,833)	(114,929)
Net cash used in operating activities	(109,274)	(62,805)

Cash flows from investing activities:
Capital expenditures	(7,964)	(6,301)
Investments in golf related ventures	(282)	—
Acquisitions, net of cash acquired	—	(58,629)
Proceeds from sales of property and equipment	—	38
Net cash used in investing activities	(8,246)	(64,892)

Cash flows from financing activities:
Proceeds from credit facilities, net	90,768	64,988
Repayments of long-term debt	(539)	—
Exercise of stock options	752	484
Dividends paid, net	(954)	(939)
Acquisition of treasury stock	(20,123)	(15,369)
Net cash provided by financing activities	69,904	49,164
Effect of exchange rate changes on cash and cash equivalents	660	547
Net decrease in cash and cash equivalents	(46,956)	(77,986)
Cash and cash equivalents at beginning of period	85,674	125,975
Cash and cash equivalents at end of period	$38,718	$47,989

CALLAWAY GOLF COMPANY
Consolidated Net Sales and Operating Segment Information
(Unaudited)
(In thousands)

	Net Sales by Product Category
	Three Months Ended March 31,		Growth		Non-GAAP Constant Currency vs. 2017(1)
	2018	2017	Dollars	Percent	Percent
Net sales:
Woods	$128,802	$107,575	$21,227	19.7%	16.4%
Irons	95,209	59,011	36,198	61.3%	57.3%
Putters	33,430	27,005	6,425	23.8%	18.9%
Golf balls	54,922	48,224	6,698	13.9%	11.5%
Gear/Accessories/Other	90,828	67,112	23,716	35.3%	31.7%
	$403,191	$308,927	$94,264	30.5%	27.0%

(1) Calculated by applying 2017 exchange rates to 2018 reported sales in regions outside the U.S.

	Net Sales by Region
	Three Months Ended March 31,		Growth		Non-GAAP Constant Currency vs. 2017(1)
	2018	2017(2)	Dollars	Percent	Percent
Net Sales
United States	$235,161	$178,264	$56,897	31.9%	31.9%
Europe	51,202	44,617	6,585	14.8%	2.5%
Japan	69,275	46,502	22,773	49.0%	41.8%
Rest of Asia	24,775	18,353	6,422	35.0%	27.5%
Other foreign countries	22,778	21,191	1,587	7.5%	4.0%
	$403,191	$308,927	$94,264	30.5%	27.0%

(1) Calculated by applying 2017 exchange rates to 2018 reported sales in regions outside the U.S.
(2) Prior period amounts have been reclassified to conform to the current year presentation of regional sales related to OGIO-branded products.

	Operating Segment Information
	Three Months Ended March 31,		Growth
	2018	2017	Dollars	Percent
Net Sales
Golf Club	$257,441	$193,591	$63,850	33.0%
Golf Ball	54,922	48,224	6,698	13.9%
Gear/Accessories/Other	90,828	67,112	23,716	35.3%
	$403,191	$308,927	$94,264	30.5%

Income (loss) before income taxes:
Golf clubs	$65,831	$34,953	$30,878	88.3%
Golf balls	12,525	11,521	1,004	8.7%
Gear/Accessories/Other	20,337	9,619	10,718	111.4%
Reconciling items(1)	(18,743)	(17,007)	(1,736)	-10.2%
	$79,950	$39,086	$40,864	104.5%

(1) Represents corporate general and administrative expenses and other income (expense) not utilized by management in determining segment profitability.

CALLAWAY GOLF COMPANY
Non-GAAP Reconciliation and Supplemental Financial Information
(Unaudited)
(In thousands)

	Three Months Ended March 31,
	2018	2017
	As Reported	As Reported	Ogio Acquisition Costs(1)	Non-GAAP
Net sales	$403,191	$308,927	$—	$308,927
Gross profit	200,462	147,715	—	147,715
% of sales	49.7%	47.8%	—	47.8%
Operating expenses	114,478	103,508	3,956	99,552
Income (loss) from operations	85,984	44,207	(3,956)	48,163
Other expense, net	(6,034)	(5,121)	—	(5,121)
Income (loss) before income taxes	79,950	39,086	(3,956)	43,042
Income tax provision (benefit)	17,219	13,206	(1,337)	14,543
Net income (loss)	62,731	25,880	(2,619)	28,499
Less: Net income (loss) attributable to non-controlling interest	(124)	191	—	191
Net income (loss) attributable to Callaway Golf Company	$62,855	$25,689	$(2,619)	$28,308

Diluted earnings (loss) per share:	$0.65	$0.27	$(0.03)	$0.30
Weighted-average shares outstanding:	97,038	95,948	95,948	95,948

(1) Represents non-recurring costs associated with the acquisition of Ogio International, Inc. in January 2017.

	2018 Trailing Twelve Month Adjusted EBITDA					2017 Trailing Twelve Month Adjusted EBITDA
	Quarter Ended					Quarter Ended
	June 30,	September 30,	December 31,	March 31,		June 30,	September 30,	December 31,	March 31,
	2017	2017	2017	2018	Total	2016	2016	2016	2017	Total
Net income (loss)	$31,443	$3,060	$(19,386)	$62,855	$77,972	$34,105	$(5,866)	$123,271	$25,689	$177,199
Interest expense, net	550	642	2,004	1,528	4,724	347	431	348	715	1,841
Income tax provision (benefit)	16,050	1,486	(4,354)	17,219	30,401	1,937	1,294	(137,193)	13,206	(120,756)
Depreciation and amortization expense	4,178	4,309	4,799	4,737	18,023	4,180	4,204	4,045	4,319	16,748
EBITDA	$52,221	$9,497	$(16,937)	$86,339	$131,120	$40,569	$63	$(9,529)	$43,929	$75,032
Gain on sale of Topgolf investments	—	—	—	—	—	(17,662)	—	—	—	(17,662)
Ogio & TravisMathew acquisition costs	2,254	3,377	1,677	—	7,308	—	—	—	3,956	3,956
Adjusted EBITDA	$54,475	$12,874	$(15,260)	$86,339	$138,428	$22,907	$63	$(9,529)	$47,885	$61,326

CALLAWAY GOLF COMPANY
Reconciliation of Non-GAAP Second Quarter and Full Year 2017 Results
(Unaudited)
(In thousands)

	Three Months Ended June 30, 2017
	Total As Reported	Ogio Acquisition Costs(1)	Non-GAAP
Net sales	$304,548	$—	$304,548
Gross profit	148,165	—	148,165
% of sales	48.7%	—	48.7%
Operating expenses	99,120	2,254	96,866
Income from operations	49,045	(2,254)	51,299
Other income (expense), net	(1,521)	—	(1,521)
Income before income taxes	47,524	(2,254)	49,778
Income tax provision (benefit)	16,050	(761)	16,811
Net income (loss)	31,474	(1,493)	32,967
Less: Net income attributable to non-controlling interest	31	—	31
Net income (loss) attributable to Callaway Golf Company	$31,443	$(1,493)	$32,936

Diluted earnings (loss) per share:	$0.33	$(0.01)	$0.34
Weighted-average shares outstanding:	96,197	96,197	96,197

(1) Represents non-recurring costs associated with the acquisition of Ogio International, Inc. in January 2017.

	Year Ended December 31, 2017
	Total As Reported	Acquisition Costs(1)	Non-Cash Tax Adjustment(2)	Non-GAAP
Net sales	$1,048,736	$—	$—	$1,048,736
Gross profit	480,448	(2,439)	—	482,887
% of sales	45.8%	—	—	46.0%
Operating expenses	401,611	8,825	—	392,786
Income (loss) from operations	78,837	(11,264)	—	90,101
Other expense, net	(10,782)	—	—	(10,782)
Income (loss) before income taxes	68,055	(11,264)	—	79,319
Income tax provision (benefit)	26,388	(4,118)	3,394	27,112
Net income (loss)	41,667	(7,146)	(3,394)	52,207
Less: Net income attributable to non-controlling interest	861	—	—	861
Net income (loss) attributable to Callaway Golf Company	$40,806	$(7,146)	$(3,394)	$51,346

Diluted earnings (loss) per share:	$0.42	($0.07)	($0.04)	$0.53
Weighted-average shares outstanding:	96,577	96,577	96,577	96,577

(1) Represents non-recurring costs associated with the acquisitions of Ogio International, Inc. in January 2017, and TravisMathew, LLC in August 2017.

(2)  Represents approximately $7.5 million of non-recurring income tax expense resulting from the 2017 Tax Cuts and Jobs Act, partially offset by a non-recurring benefit of approximately $4.1 million related to the revaluation of taxes on intercompany transactions, resulting from the 2016 release of the valuation allowance against the Company's U.S. deferred tax assets.